Item 6.                    TIFFANY & CO. AND SUBSIDIARIES
EXHIBIT 11         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (Unaudited)
                     (in thousands, except per share data)

                                                              Three Months Ended
                                                           ----------------------
                                                   April 30,                    April 30,
                                                      1994                        1993
                                                    --------                    --------
PRIMARY EARNINGS PER SHARE:

Net income on which primary
   earnings per share are based                    $ 1,876                      $ 1,037
                                                   =======                      =======

Weighted average number of
 common shares                                      15,663                       15,623

  Add:
    Weighted average effect of the
    exercise of stock options                          140                          132
                                                   -------                      -------

Weighted average number of shares on
 which primary earnings are based                   15,803                       15,755
                                                   =======                      =======

Primary net income per common share                $  0.12                     $   0.07
                                                   =======                     ========


FULLY DILUTED EARNINGS PER SHARE:

Net income on which primary earnings
  per share are based                              $ 1,876                      $ 1,037

  Add:
   Interest and fees on convertible
   subordinated debt, net of
   applicable income taxes                             467                          461
                                                   -------                      -------

Net income on which fully diluted
  earnings per share are based                     $ 2,343                      $ 1,498
                                                   =======                      =======

Weighted average number of common
  shares used in calculating
  fully diluted earnings per share                  15,803                       15,755

   Shares assumed upon conversion
   of convertible debt, using the
   "if converted" method                               893                          893
                                                   -------                      -------

     Weighted average number of shares
     used in calculating fully diluted
     earnings per share                             16,696                       16,648
                                                   =======                      =======

Fully diluted net income per common share          $  0.12                      $  0.07
                                                   =======                      =======

NOTE: In anticipation of the 6 3/8% Convertible Subordinated Debenture's dilutive effect in the fourth quarter, fully diluted earnings per share reflects the weighted average number of common shares outstanding under the "if converted" method which assumes conversion as of the bond issuance date of the Debentures. Since the "if converted" method had no effect on fully diluted earnings per share (anti-dilutive) for the three months ending April 30, 1994 and 1993, primary earnings per share was used for financial statement presentation purposes.





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